December 10, 2001

U.S. Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC
USA 20549

Re:  Phage Therapeutics International Inc.

Ladies and Gentlemen:

We have read Item 4 of the above corporation's Current Report on Form 8-K dated November 29, 2001, and agree with the statements contained in that report.

Yours very truly,

/s/ DAVIDSON & COMPANY
DAVIDSON & COMPANY Chartered Accountants